Exhibit 4.9

TREASURY MANAGEMENT SERVICES

CONTROLLED COLLATERAL ACCOUNT SERVICE AGREEMENT

(SECOND LIEN – BANK TO HONOR SECURED PARTY’S INSTRUCTIONS ONLY

AFTER TERMINATION OF BANK’S LIEN ON COLLATERAL ACCOUNTS)

(no box ZBA.coco3a)

This Treasury Management Controlled Collateral Account Agreement (“Agreement”) is entered into by the Bank designated below (herein called “Bank”), the Customer designated below (herein called “Customer”) and the Secured Party or Agent of Secured Party designated below (herein called “Secured Party”).

Definitions. For purposes of this Agreement the following terms will have the following meanings:

Account Contract – is the Treasury Management Services Agreement or Agreements between Bank and Company pertaining to the Collateral Accounts, as amended, and any successor or replacement agreement pertaining to the Collateral Accounts.

Ledger Balance – is, with respect to any Collateral Account, the balance in that Collateral Account that reflects deposits to the account, posted withdrawals and other debits.

Controlled Collateral Accounts (“Collateral Accounts”) – are the accounts at Bank whose numbers are set forth in the Information Document attached hereto.

Funds Transfer Business Day – is each day the Bank is open for purposes of conducting wire transfers excluding Saturdays, Sunday and Federal holidays.

Information Document – is the document attached hereto identifying the Collateral Account numbers assigned by Bank, the beneficiary bank and account, addresses for notices and other operational information.

1. Relationship of the Parties.

(a) Customer and Secured Party have entered into a financing arrangement dated August 25, 2005, pursuant to which this Controlled Collateral Account service arrangement is being established with Bank. The parties understand and agree that Bank is not a party to the financing arrangement between Customer and Secured Party and therefore will not be subject to the terms of such arrangement except as specifically set forth in this Agreement.

(b) Customer has granted to both Bank and Secured Party security interests in the Collateral Accounts. Under the terms of the Lien Subordination Agreement dated August 25, 2005 executed by Bank and Secured Party and acknowledged by Customer, as may be amended from time to time (“Lien Subordination Agreement”), the Secured Party’s security interest in the Collateral Accounts is expressly subordinate to the Bank’s security interest in the Collateral Accounts. Subject to Bank’s prior security interest in the Collateral Accounts and the terms and conditions of this Agreement and the Lien Subordination Agreement, the Bank agrees that Secured Party shall have the right and authority to effect and direct transfers and withdrawals to and from the Collateral Accounts without further instructions or consent from the Customer. Notwithstanding the foregoing, Secured Party’s rights may be limited by the terms of the financing arrangement described in Section 1(a) above, however, such terms shall be construed and enforced separately and apart from this Agreement.

(c) Each Collateral Account will be registered on Bank’s records as, “Customer for the benefit of each of Bank and Secured Party,” and the Customer’s EIN will be used for all reporting purposes. Customer shall certify its EIN on Bank’s Signature Card.

(d) In addition to the terms contained in this Agreement, the parties agree that the Collateral Accounts will be subject to the terms contained in the Account Contract. To the extent any term of the Account Contract conflicts with any term of this Agreement, the terms of this Agreement shall prevail.

(e) Customer and Secured Party agree that Bank shall be fully protected and indemnified by Customer in acting on any order or direction given by Secured Party pursuant to and in accordance with this Agreement. Bank shall have no duty to notify Customer or make any inquiry whatsoever as to Secured Party’s right or authority to give such orders or directions.

2. Representations and Warranties. Each of the undersigned parties warrants for itself that it is authorized to enter into this Agreement.

3. Collateral Account Service. Subject to Section 1(b) above and to the following proviso, the Customer may instruct Bank, and upon receiving such instructions the Bank will comply with the same, concerning the transfers to and withdrawals from the Collateral Accounts; provided however that after Payment in Full of the Senior Indebtedness (as each term is defined in the Lien Subordination Agreement) Bank shall from and after its receipt of a Secured Party Notice in the form of Exhibit A from the Secured Party, cease accepting such instructions from Customer and shall follow only the instructions of the Secured Party. Until Payment in Full of the Senior Indebtedness, Bank’s interest in and control of the Collateral Accounts are superior to those of the Secured Party and Bank will not be obligated to follow instructions with respect to the Collateral Accounts originated by Secured Party.

4. Fees, charges, costs and returned items. Fees and charges for the Services described in this Agreement are those listed in Exhibit B attached hereto and incorporated herein and the fees and charges set forth in the Business Account Service Charge and Interest Information brochure, as such fees and charges may be amended. All fees, service charges, costs, adjustments for any deposit errors, returned or dishonored items, uncollected funds or any other deficiency for other charges and claims for any liability, loss, damage cost or expense of Bank relating to a Collateral Account will be charged to a Collateral Account. In the event Bank is unable to recover all amounts authorized under this Agreement, Bank may until such amounts are paid in full, (i) debit any other account of Customer at Bank, (ii) after delivery of a Secured Party Notice to Bank, debit any other account in the name of Customer for the benefit of Secured Party, and/or (iii) make demand on Customer and/or after delivery of a Secured Party Notice to

Bank, make demand on Secured Party up to the value of any funds actually received by the Secured Party from the Collateral Accounts pursuant to the terms hereof and such party(ies) shall remit such payment in good and collected funds within two (2) Funds Transfer Business Days of Bank’s demand.

5. Limitation of Liability. Customer and Secured Party understand and agree that for the purpose of accepting and processing the items that are received and/or deposited to the Collateral Accounts, Bank is acting as the agent of the Customer for the benefit of Secured Party. Customer agrees to and does hereby indemnify and hold the Bank harmless from and against any and all expenses, costs, claims, causes of action, and liabilities resulting from claims by third parties which directly or indirectly arise from the handling of and credit given for remittance items processed and/or deposited under this Agreement.

In acting or performing under this Agreement, the Bank shall be entitled to rely on any paper or document reasonably believed by Bank to be genuine, correct and signed or sent by an authorized representative of Customer or Secured Party, as appropriate.

The parties agree that Bank shall not be liable to Customer or Secured Party for any loss directly or indirectly resulting from Bank’s improper processing of items except for loss resulting directly from the Bank’s own gross negligence or willful misconduct. The parties agree that substantial compliance by Bank with the terms of this Agreement and the Account Contract, as they may be amended from time to time, shall be deemed to constitute the exercise of ordinary and reasonable care. In the event that Bank is liable to Customer or Secured Party under this Agreement, Bank’s liability shall be limited to the actual direct and provable amount of money damages suffered by the claiming party.

Notwithstanding the foregoing, in no event will the Bank be liable for (i) any special, consequential or exemplary damages, or for lost profits, (ii) any failure to perform the Bank’s responsibilities under this Agreement if such failure is due to strikes, lockouts or other labor disturbances, riots or civil commotions, fire or other casualty, earthquakes, floods, windstorms, lightning or other acts of God, epidemics, sabotage, insurrection, war, disorders, hostilities, expropriation or confiscation of properties, equipment malfunctions, power failures, failures of or delays by carriers or other third parties, interference by civil or military authorities, or any other cause or condition beyond the Bank’s control, (iii) any act or failure to act by Customer or Secured Party and (iv) acting pursuant to a court order, subpoena, garnishment, tax levy or similar process in regard to any account or Service covered by this Agreement.

6. Termination. This Agreement may not be terminated by Customer. Either Secured Party or Bank may terminate this Agreement upon giving the other parties 30 days prior written notice. In the event of a breach of this Agreement or if Bank is no longer authorized by law or advised by counsel that performance of any of the Services described herein is prohibited, either Secured Party or Bank may terminate this Agreement without prior notice by giving written notice of termination for cause to the other parties. Any termination of this Agreement shall not affect in any way the obligations or liabilities of any party which arose prior to the effective date of the termination.

7. Notices. Notices and other communications required under Sections 3(c) and 6 of this Agreement shall be in writing directed to the appropriate party as set forth in the Information Document, and be delivered by certified mail, return receipt requested, postage and certification charges prepaid or personal delivery from a reputable courier service, e.g. Federal Express. Notices authorized or required under other Sections of this Agreement shall be in writing, addressed to the appropriate parties and mailed postage pre-paid, regular US mail. Unless otherwise stated in this Agreement notices shall be deemed received on the earlier of the third business day following mailing or when actually received and shall be effective no earlier than two (2) Funds Transfer Business Days after receipt. Secured Party must use the Secured Party Notice to exercise its rights under Section 3.

8. Entire Agreement. This Agreement and Account Contract constitute the entire agreement between the parties regarding the Collateral Account Services described in this Agreement.

9. Amendments. This Agreement may not be amended unless such amendment is in writing and executed by Customer, Secured Party and Bank. Notwithstanding the foregoing, any change of address for receipt of notices, changes to beneficiary bank/account, amendments allowed under the terms of the Account Contract and changes to fees and charges are not deemed amendments requiring the signatures of all of the parties to this Agreement.

10. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the State of Michigan and the “Bank’s jurisdiction” for purposes of Section 9-304 of the UCC shall be the State of Michigan.

11. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES FOR ITSELF THAT THE RIGHT TO A JURY TRIAL IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO REVIEW THIS WITH COUNSEL, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE ARISING UNDER THIS AGREEMENT.

12. Miscellaneous.

(a) In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(b) This Agreement may be executed in two or more counterparts, but all of which when taken together shall constitute a single agreement binding on all of the parties.

(c) Customer and Secured Party authorize Bank to communicate freely with each of them and with Bank’s affiliates, parent, subsidiaries and service providers and each waives any and all present or future claims against Bank for breach of confidential relationship in connection with such matters.

(d) This Agreement shall not become effective until executed by all of the parties and accepted by Bank.

(e) Cash Collateral for Letter of Credit Obligations and Hedging Exposure. Notwithstanding any provision of this Agreement to the contrary, both before and after Payment in Full of the Senior Indebtedness, any present or future cash collateral account established under Section 4 of the Lien Subordination Agreement will not be subject to this Agreement and Bank’s security interest in any such account or accounts shall be and remain superior in right and priority to any interest of Secured Party in such account or accounts.

(f) In connection with its appointment and acting hereunder, Secured Party is entitled to all rights, privileges, protections, benefits, immunities and indemnities (if any) provided to it under the Lien Subordination Agreement.

CUSTOMER	SECURED PARTY
SOFTWARE BROKERS OF AMERICA, INC.	THE BANK OF NEW YORK, AS TRUSTEE

/s/ Michael Shalom	/s/ Stacey B. Poindexter
Signature	Signature

Micheal Shalom	Stacey B. Poindexter
Print Name	Print Name

Vice President	Assistant Vice President
Title	Title

Date: August 25, 2005	Date: August 25, 2005

BANK

COMERICA BANK

/s/ Sheryl Greenwald
Signature

Sheryl Greenwald
Name

First Vice President
Print Title

Date: August 25, 2005

CONTROLLED COLLATERAL ACCOUNT INFORMATION DOCUMENT

COLLATERAL ACCOUNT NUMBERS:

1852010048     Software Brokers of America Inc. d/b/a IAS

1852010014     Software Brokers of America, Inc. d/b/a Intcomex

2176954655     Software Brokers of America Inc. d/b/a Intcomex

(Controlled Disbursement)

1852009990     Hurricane Computer Systems a d/b/a of Software

Brokers of America Inc.

CUSTOMER’S DESIGNATED GENERAL ACCOUNT

All fees will be charged to a Collateral Account.

Upon receipt of notice from Secured Party that Customer is no longer authorized to have access to the funds in the Collateral Accounts, Bank shall make wire transfers of funds deposited to the Collateral Accounts to the location specified in the Secured Party Notice:

Addresses for Notices:

Secured Party:	Customer:

The Bank of New York	Software Brokers of America, Inc.
Att: Corporate Trust Administration	Att: Anthony Shalom
101 Barclay Street, Floor 8W	9835 NW 14th Street
New York, NY 10286	Miami, FL 33172
Phone:	Phone: 305-477-6230
Fax:	Fax: 305-477-7565

Comerica Bank
Att: Sheryl Greenwald
100 NE 3rd Ave.
Suite 600
Fort Lauderdale, FL 33301
Phone: 954-468-0643
Fax: 954-468-0641

EXHIBIT A

SECURED PARTY NOTICE

Pursuant to the Treasury Management Controlled Collateral Account Services Agreement entered into by Comerica (“Bank”), Software Brokers of America, Inc. (“Customer”) and the undersigned Secured Party on August 25, 2005, the Secured Party hereby notifies Bank as follows:

Check Box as applicable:

☐ NOTICE: CUSTOMER IS NO LONGER AUTHORIZED ACCESS TO THE FUNDS IN COLLATERAL ACCOUNT NUMBERS                                                                                                                                                                                             . DISCONTINUE TRANSFERRING FUNDS FROM THE COLLATERAL ACCOUNT TO THE CUSTOMER’S DESIGNATED ACCOUNT AND BEGIN TRANSFERRING FUNDS TO THE ADDRESS SET FORTH BELOW:

☐ NOTICE OF CHANGE OF BENEFICIARY BANK INFORMATION

The following notification is a change to the Beneficiary Bank information and supersedes any such other Beneficiary Bank information the Bank may have on record

Receiving Account for Bank transfers:

Beneficiary Bank
ABA No.
For Credit to Account No.
Reference:

Secured Party:

THE BANK OF NEW YORK, as trustee

By:

Print Name

Title

Date

For Bank Purposes Only:

Received by Comerica on

Received By:

EXHIBIT B

Fees In Addition to Standard Charges In the Business Account Service Charge and Interest Information Brochure.

All fees will be as set forth in agreement between Bank and Customer pertaining to the Collateral Account and are subject to change.